EXHIBIT 99.1

Press Release	Source: Valeant Pharmaceuticals International

Valeant Pharmaceuticals International Announces Proposed Offering of Convertible Subordinated Notes

Thursday November 13, 8:34 am ET

COSTA MESA, Calif., Nov. 13 — Valeant Pharmaceuticals International (NYSE: VRX, effective November 14, 2003) announced today its intention to offer, subject to market and other conditions, approximately $200 million principal amount of Convertible Subordinated Notes due 2010 and approximately $200 million principal amount of Convertible Subordinated Notes due 2013 through offerings to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). Ribapharm Inc., a wholly owned subsidiary of Valeant Pharmaceuticals, will also be an obligor with respect to both series of notes, jointly and severally with Valeant Pharmaceuticals, until certain events occur. The notes are convertible into shares of Valeant Pharmaceuticals common stock. Valeant Pharmaceuticals expects to grant the initial purchasers an option to purchase additional notes.

The common stock of Valeant Pharmaceuticals, formerly known as ICN Pharmaceuticals, is currently listed on the New York Stock Exchange under the symbol ICN. Valeant will be listed under the symbol VRX effective November 14, 2003.

Valeant Pharmaceuticals intends to use a portion of the net proceeds of the offerings to enter into convertible note hedge and written call option transactions with respect to VRX common stock to reduce the potential dilution from conversion of the notes. In connection with those transactions, the initial purchasers may take positions in VRX common stock in secondary market transactions and/or enter into various derivative transactions both in anticipation of and after the pricing of the notes.

In addition, Valeant Pharmaceuticals intends to use all or a portion of the remaining proceeds to retire, pursuant to privately negotiated transactions, open market purchases, a tender offer or otherwise, a portion of Valeant Pharmaceuticals’ and Ribapharm’s outstanding 6 1/2% Convertible Subordinated Notes due 2008. Any remaining amount not used to retire 6 1/2% notes will be used for general corporate purposes, including potential product acquisitions.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities. The offering will be made only to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933. The securities to be offered have not been registered under the Securities Act, or any state securities laws, and unless so registered may not be offered or sold in the United States, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

About Valeant

Valeant Pharmaceuticals International (NYSE: VRX, effective November 14, 2003) is a global, publicly traded, research-based specialty pharmaceutical company that discovers, develops,

manufactures and markets a broad range of pharmaceutical products. More information about Valeant can be found at www.valeant.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the federal securities laws relating to expectations, plans or prospects for Valeant Pharmaceuticals, including those relating to whether or not Valeant Pharmaceuticals will offer the notes or consummate the offering, the anticipated terms of the notes and the offering and the anticipated use of proceeds of the offering. These statements are based upon the current expectations and beliefs of the Valeant Pharmaceuticals’ management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond the Valeant Pharmaceuticals’ control and the risk factors and other cautionary statements discussed in the Valeant Pharmaceuticals’ filings with the U.S. Securities and Exchange Commission.

For further information please contact: Jeff Misakian of Valeant Pharmaceuticals, +1-714-545-0100, ext. 3309.

Source: Valeant Pharmaceuticals International